Exhibit 10.1

Modification

This Modification, dated as of March 30, 2023, and effective as of January 1, 2023, relates to the Management Services Agreement (“MSA”), made and entered into as of May 12, 2016, as amended on each of August 1, 2019 and March 15, 2021, by and between Chicken Soup for the Soul Entertainment, Inc. (the “Company”), and Chicken Soup for the Soul, LLC (“CSS”), and the License Agreement (“LA”), made and entered into as of May 12, 2016, by and between the Company and CSS.

WHEREAS, under the terms of the MSA and LA, the Company pays aggregate cash fees to CSS on a quarterly basis equal to 10% of the Company’s consolidated net revenues (as same may be modified or limited by the Company’s credit agreements);

WHEREAS, CSS and the Company each desire to provide the Company with additional working capital and flexibility; and

WHEREAS, CSS and the Company each desire that (a) certain of the MSA and LA fees that have been earned by CSS in the first quarter of 2023 and (b) 25% of the MSA and LA fees that will be earned by CSS after April 1, 2023, subject to the limits set forth herein, be paid in shares of the Company’s Class A common stock in lieu of cash.

NOW THEREFORE, it is agreed as follows:

1.	Notwithstanding anything to the contrary in the MSA (including, but not limited to Section 2.1 thereof), or the LA (including, but not limited to Section 3(a) thereof), (a) $3.45 million of the MSA and LA fees that have been earned by CSS in the first quarter of 2023 and (b) 25% of the next $51 million of MSA and LA fees that will be earned by CSS after April 1, 2023 shall be paid through the issuance by the Company of shares of its Class A common stock. The shares issuable pursuant to clause (a) of this Section 1 shall be issued in a single tranche promptly after execution of this Modification. The shares issuable from time to time pursuant to clause (b) of this Section 1 shall be issued when the applicable quarterly payment of the MSA and LA is earned. For purposes of clarity, the shares issuable pursuant to clause (b) of this Section 1 during the entirety of the term of this Agreement shall have an aggregate value (calculated in accordance with Section 2 below) of $12,750,000.

2.

The shares issued under Section 1, above, shall be valued at the higher of (i) $3.05 (which was the highest of the closing price (as reflected on Nasdaq.com) of the Company’s Class A common stock on the trading day immediately preceding the date hereof, and the average closing price of the Company’s Class A common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the date hereof) and (ii) the average closing price of the Company’s Class A common stock (as reflected on Nasdaq.com) for the five trading days immediately following the filing of the Company’s 10-K for the year ended December 31, 2022.

3.	The shares shall be issued in all instances with a restrictive legend prohibiting sale or transfer thereof without being registered under the Securities Act of 1933, as amended, or under an available exemption therefrom.

4.	The Company hereby represents to CSS that this Modification has been reviewed in its definitive form and approved by the audit committee of the board of directors of the Company on March 27, 2023, with the general terms hereof approved by resolutions of the board of directors at a meeting held on March 23, 2023, in each case after discussion was had thereon, including with respect to the financial requirements of the Company (including its working capital requirements), and the interests in CSS of certain officers, directors and stockholders of the Company.

5.	CSS hereby acknowledges the fee payment limitations under the Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of August 11, 2022 among the Company, Redbox Automated Retail, LLLC, the Lender parties thereto, and HPS Investment Partners, as prescribed under Sections 6.07(b)(ix) and 6.07(b)(xiv) thereof , which provides that the MSA and LA fees shall be based on the net revenue of the Company and its subsidiaries excluding the Redbox Traditional Business (as defined in the Credit Agreement) unless and until certain prescribed conditions have occurred.

6.	This modification shall be subject to the terms of the MSA and LA and except as specifically set forth herein shall not be deemed to modify or amend any such terms.

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT, INC.

By:	/s/ Jason Meier
Jason Meier, Chief Financial Officer

CHICKEN SOUP FOR THE SOUL, LLC

By:	/s/ Chris Mitchell
Chris Mitchell, Chief Financial Officer